Exhibit 99.1

ENDEAVOR TO ACQUIRE SPORTS BETTING COMPANY OPENBET FROM SCIENTIFIC GAMES

Complementary acquisition supports Endeavor’s expansion in the sports betting ecosystem

Beverly Hills, CA (September 27, 2021) – Endeavor Group Holdings, Inc. (NYSE: EDR), a global entertainment company, has entered into an agreement to acquire OpenBet, a leading content, platform and service provider to the sports betting industry, from Scientific Games Corporation (NASDAQ: SGMS) for approximately $1.2 billion paid through a combination of cash ($1 billion) and Endeavor’s Class A common stock ($200 million).

The acquisition will complement Endeavor’s position within the sports betting ecosystem, currently anchored by IMG ARENA, which works with more than 470 leading sportsbook brands worldwide to deliver official live streaming video and data feeds for more than 45,000 sports events annually.

The combination of OpenBet and IMG ARENA will create a unique end-to-end solution, delivering official data and video streams, premium content, cutting-edge mobile products and best-in-class betting technology solutions to leagues, federations and sportsbooks worldwide.

“OpenBet marks a strategic addition to our sports betting portfolio as we look to round out our technology and product offering for sportsbook operators and sports brands worldwide,” remarked Ariel Emanuel, CEO, Endeavor. “The combination of OpenBet and our IMG ARENA business will enable us to expand our footprint across the entire sports betting value chain and further capitalize on the tremendous upside we see coming from this fast-growing global industry.”

“This transformational announcement combines OpenBet’s market-leading sports betting ecosystem with unparalleled access to sports rights, content and data across the Endeavor portfolio,” said Jordan Levin, Chief Executive of Scientific Games’ Digital business. “Together, we are uniquely positioned to define the future of sports betting entertainment. Putting our customers and their players at the heart of our product and technology innovation will remain the key to our ongoing success. The team at OpenBet is second to none and we’re laser focused on the rapid expansion of the global sports betting market. Ari’s leadership and vision for the entertainment industry is exceptional and this is supported by Scientific Games’ commitment to Endeavor through the stock component of this deal.”

OpenBet, with more than 1000 team members situated across the globe, focuses exclusively on licensed customers and regulated global gaming markets serving a customer base that includes many top-tier sportsbooks such as DraftKings, FanDuel, WynnBet, SkyBet, Ladbrokes and William Hill. OpenBet specializes in betting engine technology, having processed approximately three billion bets in 2020, as well as trading, pricing and risk management tools; player account and wallet solutions; innovative front-end UX and UI; and content offerings such as BetBuilder, DonBest pricing feeds and an industry-first sports content aggregation platform.

IMG ARENA works with leading sportsbook brands, leagues and federations worldwide, providing always-on services including live streaming and on-demand virtual sports products that inspire engagement by placing fans at the heart of the action. IMG ARENA’s rights holder clients include the PGA TOUR, Ryder Cup, UFC, ATP, USTA, Wimbledon, MLS and The Football Association.

The transaction is expected to close in the second quarter of 2022, subject to regulatory consents and approvals, and customary closing conditions.

The Raine Group acted as exclusive financial advisor to Endeavor on the transaction. Latham & Watkins LLP acted as legal advisor to Endeavor.

Endeavor will host a webcast to discuss the transaction at 4:30pm ET on September 27, 2021. To access the live webcast and the accompanying presentation materials, visit the “News/Events” page on the Company’s Investor Relations site – investor.endeavorco.com. A replay and a copy of the transaction deck will be available on that site following the call.

About Endeavor

Endeavor is a global entertainment company, home to the world’s most dynamic and engaging storytellers, brands, live events and experiences. The company is comprised of industry leaders including entertainment agency WME; sports, fashion, events and media company IMG; and premier mixed martial arts organization UFC. The Endeavor network specializes in talent representation; marketing and licensing; content development, distribution and sales; event management; and a number of direct-to-consumer offerings.

About Scientific Games

Scientific Games Corporation (NASDAQ: SGMS) is a world leader in entertainment offering dynamic games, systems and services for casino, lottery, online gaming and sports betting. Scientific Games offers the gaming industry’s broadest and most integrated portfolio of game content, advanced systems, cutting-edge platforms and professional services. Committed to responsible gaming, Scientific Games delivers what customers and players value most: trusted security, engaging entertainment content, operating efficiencies and innovative technology. For more information, please visit scientificgames.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that do not relate to matters of historical fact should be considered forward-looking statements, including Endeavor’s expected closing of the transaction, the issuance of the Class A Common Stock and the expected benefits from Endeavor’s acquisition of OpenBet. In some cases, you can identify forward-looking statements by terms such as “aim,” “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “target,” “mission,” “will,” “potential” or, in each case, their negative, or other variations or comparable terminology and expressions. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: Endeavor’s potential difficulties integrating OpenBet and in realizing the expected benefits of the transaction within its expected time-frames or at all; Endeavor may incur significant transaction costs and integration costs in connection with the transaction; and challenges Endeavor may face protecting and preserving the acquired intellectual property rights. These and other important factors discussed in Part II, Item 1A “Risk Factors” in Endeavor’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, as updated by Endeavor’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, as any such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov and Endeavor’s Investor Relations site at investor.endeavorco.com. Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, Endeavor undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media contact:

Christian Muirhead / press@endeavorco.com